Exhibit 99.1

Georgia Gulf Reports First-Quarter 2012 Financial Results

ATLANTA — May 2, 2012 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for the quarter ended March 31, 2012.

The company reported net sales of $859.9 million for the first quarter of 2012, 9 percent higher than the net sales of $787.9 million reported for the first quarter of 2011.  Georgia Gulf reported net income of $35.3 million, or $1.01 per diluted share, for the first quarter of 2012, compared to net income of $12.1 million, or $0.35 per diluted share, for the first quarter of the previous year.  Net income for the first quarter of 2012 includes a pre-tax $12.4 million net benefit from gain on sale of assets, restructuring and other.

“These operating results were the best Georgia Gulf has reported for the first quarter in the past six years and demonstrate the company’s improvement in generating shareholder value despite marginal economic conditions and a sluggish housing market,” said Paul Carrico, president and chief executive officer. “Our integrated chemicals and building products businesses provide a solid foundation for North American sales, and our strategic shift during the past few years to expand our global capabilities has diversified our opportunities in the market.

“Looking at the remainder of 2012 and slightly beyond, we are cautiously optimistic that the North American housing market has started to recover after record low levels the past few years,” Carrico said. “We also expect that the cost advantage of domestic natural gas and growing global demand should provide solid support for attractive operating rates in the vinyl industry, especially for housing and water infrastructure applications.”

Chlorovinyls

In the Chlorovinyls segment, first quarter 2012 net sales increased to $329.5 million from $326.3 million during the first quarter of 2011. The segment posted operating income of $51.9 million, compared to operating income of $37.7 million for the same quarter in the prior year.  The increase in operating income was due to a $17.4 million gain resulting from the sale of air separation assets at our Plaquemine facility.  After adjusting for the impact of the $17.4 million gain, the segment experienced a decrease in operating income of $3.2 million due to a decline in overall sales volume caused by the previously disclosed unplanned chloralkali outages at the end of the fourth quarter of 2011 and the beginning of the first quarter of 2012 as well as higher ethylene costs.  These negative impacts were partially offset by increases in the sales price of caustic soda and vinyl resins as well as lower chlorine and natural gas costs.

Building Products

In the Building Products segment, net sales were $187.2 million for the first quarter of 2012, increasing 19 percent on a reported basis compared to $157.5 million recorded for the same quarter in the prior year.  On a constant currency basis, sales increased 20 percent.  This sales increase was primarily driven by the benefit of higher sales volumes, including sales volumes resulting from the Exterior Portfolio acquisition in February 2011.  Excluding the impact of Exterior Portfolio, sales increased 13 percent.  The segment’s operating loss was $6.4 million for the first quarter of 2012, compared to $12.1 million of operating loss during the same quarter of the prior year. The reduction in operating loss resulted from improved gross margins as a result of higher sales volumes, improved conversion costs and the addition of Exterior Portfolio.  These positive impacts were partially offset by higher material and selling, general, and administrative costs. The first quarter of 2011 included the net benefit of $1.2 million relating to a $3.6 million reversal of a non-income tax reserve, partially offset by acquisition costs and one-time fair value amortization of inventory of $2.4 million relating to the Exterior Portfolio acquisition.

Aromatics

In the Aromatics segment, net sales increased to $343.2 million for the first quarter of 2012 from $304.1 million during the first quarter of 2011. The increase was primarily due to higher sales volumes.  During the first quarter of 2012, the segment recorded operating income of $37.6 million, compared to operating income of $19.8 million during the same quarter in 2011. The increase in operating income was primarily due to higher sales volumes, higher margins, and a larger inventory holding gain during the first quarter of 2012 compared to the first quarter of 2011.

Liquidity

As of March 31, 2012, the company had $39.0 million of cash on hand as well as approximately $258 million of borrowing capacity available under its asset-based loan (ABL) facility.

Conference Call

The company will discuss first-quarter financial results and business developments via conference call and webcast on Thursday, May 3, at 10:00 a.m. Eastern time.  To access the company’s first-quarter conference call, please dial (877) 312-5406 (domestic) or (706) 679-9856 (international). To access the conference call via webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?c=112207&p=irol-EventDetails&EventId=4761153.  Playbacks will be available from 1:00 p.m. Eastern time on Thursday, May 3, until 11:59 p.m. Eastern time on Thursday, May 17. Playback numbers are (855) 859-2056 (domestic) or (706) 645-9291 (international). The conference call ID number is 73399988.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal Building Products and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These forward looking statements relate to, among other things, our expectations of future results.  Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future prices and demand for our products,  industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent quarterly reports on Form 10-Q.

CONTACTS:

Investor Relations

Martin Jarosick

(770) 395-4524

Media

Alan Chapple

(770) 395-4538

chapplea@ggc.com

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In thousands, except share data)	2012	2011
Assets
Cash and cash equivalents	$38,991	$88,575
Receivables, net of allowance for doubtful accounts of $4,613 at 2012 and $4,225 at 2011	404,479	256,749
Inventories	336,999	287,554
Prepaid expenses and other	16,760	15,750
Deferred income taxes	16,203	14,989
Total current assets	813,432	663,617
Property, plant and equipment, net	634,800	640,900
Goodwill	216,945	213,608
Intangible assets, net	45,928	46,715
Deferred income taxes	3,847	3,770
Other assets, net	72,408	75,601
Total assets	$1,787,360	$1,644,211

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$29,000	$—
Accounts payable	249,783	168,187
Interest payable	9,657	20,931
Income taxes payable	17,909	1,202
Accrued compensation	15,049	19,743
Other accrued liabilites	58,391	68,825
Total current liabilities	379,789	278,888
Long-term debt	497,563	497,464
Lease financing obligation	112,119	109,899
Liability for unrecognized income tax benefits	22,309	23,711
Deferred income taxes	183,384	181,465
Other non-current liabilities	64,090	64,120
Total liabilities	1,259,254	1,155,547
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock - $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 34,240,377 at 2012 and 34,236,402 at 2011	342	342
Additional paid-in capital	481,713	480,530
Accumulated other comprehensive loss, net of tax	(15,205)	(18,151)
Retained earnings	61,256	25,943
Total stockholders’ equity	528,106	488,664
Total liabilities and stockholders’ equity	$1,787,360	$1,644,211

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(In thousands, except earnings per share data)	2012	2011
Net sales	$859,929	$787,936
Operating costs and expenses:
Cost of sales	756,395	712,228
Selling, general and administrative expenses	47,728	38,485
(Gain) on sale of assets, restructuring expense and other, net	(12,449)	582
Total operating costs and expenses	791,674	751,295
Operating income	68,255	36,641
Interest expense, net	(14,394)	(16,469)
Foreign exchange loss	(146)	(600)
Income before income taxes	53,715	19,572
Provision for income taxes	18,402	7,444
Net income	$35,313	$12,128

Earnings per share:
Basic	$1.02	$0.35
Diluted	$1.01	$0.35
Weighted average common shares:
Basic	34,240	33,967
Diluted	34,403	33,981

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2012	2011
Cash flows from operating activities:
Net income	$35,313	$12,128
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	22,603	25,449
Foreign exchange gain	(395)	(214)
Deferred income taxes	(2,102)	2,755
Gain on sale of assets	(17,401)	—
Other non-cash items	2,395	635
Change in operating assets, liabilities and other	(125,928)	(117,355)
Net cash used in operating activities	(85,515)	(76,602)
Cash flows from investing activities:
Capital expenditures	(13,541)	(10,869)
Proceeds from sale of assets	19,343	22
Acquisition, net of cash acquired	—	(71,623)
Net cash provided by (used in) investing activities	5,802	(82,470)
Cash flows from financing activities:
Repayments on ABL revolver	(60,100)	(72,304)
Borrowings on ABL revolver	89,100	143,118
Fees paid related to financing activities	—	(1,480)
Excess tax benefits from share-based payment arrangements	26	13
Net cash provided by financing activities	29,026	69,347
Effect of exchange rate changes on cash and cash equivalents	1,103	465
Net change in cash and cash equivalents	(49,584)	(89,260)
Cash and cash equivalents at beginning of period	88,575	122,758
Cash and cash equivalents at end of period	$38,991	$33,498

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended
	March 31,
(In Thousands)	2012		2011

Segment net sales:
Chlorovinyls	$329,512		$326,319
Building Products	187,240		157,504
Aromatics	343,177		304,113
Net Sales	$859,929		$787,936

Segment operating income (loss):
Chlorovinyls	$51,917	(1)	$37,740	(3)
Building Products	(6,426)		(12,066	)(4)
Aromatics	37,557		19,782
Unallocated corporate	(14,793	)(2)	(8,815)
Total operating income	$68,255		$36,641

(1) Includes gain on sale of assets of $17.4 million

(2) Includes professional fees of $4.9 million associated with unsolicited offer

(3) Includes $0.8 million reversal of non-income tax reserve

(4) Includes $2.4 million of transaction costs and inventory purchase accounting adjustments, offset by $3.6 million reversal of non-income tax reserve

###